Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Announces Formation of Special Committee to Evaluate Tesla Proposal

SAN MATEO, Calif., June 27, 2016 – SolarCity Corp. (NASDAQ: SCTY), America’s #1 solar power provider, today announced that SolarCity’s Board of Directors has formed a special committee of independent directors to evaluate the June 20, 2016, proposal from Tesla Motors, Inc. (NASDAQ: TSLA) (the “Proposal”) to acquire all of the outstanding shares of SolarCity common stock.

The Board has granted the special committee the exclusive authority to evaluate SolarCity’s long-term business plan and stand-alone opportunities for value creation against a broad range of strategic alternatives.

The special committee is composed of Donald R. Kendall, Jr. and Nancy E. Pfund. Mr. Kendall will serve as chair of the special committee. The special committee has retained Skadden, Arps, Slate, Meagher & Flom LLP as its legal counsel and Lazard as its financial advisor to assist in its review.

SolarCity does not intend to comment on or disclose further developments regarding the special committee’s evaluation unless and until it deems further disclosure is appropriate or required.

About SolarCity

SolarCity (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing solar power to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

This release contains forward-looking statements including, but not limited to, statements regarding strategic alternatives. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. You should read the section entitled "Risk Factors" in SolarCity's quarterly report on Form 10-Q, which has been filed with the Securities and Exchange Commission and identifies certain of these and additional risks and uncertainties. SolarCity does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Media Contacts

Jonathan Bass

650-963-5156

press@solarcity.com

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank

(212) 355-4449

or

Eric Brielmann / Jed Repko

(415) 869-3950